UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2011

ITT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue White Plains, New York	10604

(Address of principal executive offices)	(Zip Code)
(914) 641-2000
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Steven R. Loranger Resignation Agreement
     On October 14, 2011, ITT Corporation (the “Company”) and Steven R. Loranger, its Chairman, President and Chief Executive Officer, entered into a resignation agreement (the “Resignation Agreement”) pursuant to which Mr. Loranger will, effective upon the consummation of previously announced spin-off of Xylem Inc. and Exelis Inc. from the Company (the “Spin-Off”), resign from his position as a member of the board of directors of the Company and as Chairman and resign from his employment with the Company for “good reason” pursuant to the terms and conditions of Mr. Loranger’s employment agreement with the Company, dated as of June 28, 2004 (as amended on December 18, 2008, the “Loranger Employment Agreement”). Pursuant to the Resignation Agreement, the Company and Mr. Loranger entered into a mutual release of claims, and Mr. Loranger is eligible for a target Spin-Off transaction 2011 incentive payment bonus of $600,000 for meeting certain targets with respect to the completion of the Spin-Off and generally the payments and benefits set forth in the Loranger Employment Agreement upon a resignation for good reason and the compensation and benefit plans of the Company in which Mr. Loranger participates under their terms. In addition, Mr. Loranger’s outstanding equity awards are treated according to their terms upon a resignation for good reason and retirement. Effective as of immediately following his resignation, Mr. Loranger will become a director and will serve as the Chairman Emeritus of Xylem Inc. and a director of Exelis Inc. The description above of the terms and conditions of Mr. Loranger’s resignation from the Company is qualified in its entirety by reference to the Resignation Agreement, a copy of which is attached hereto as Exhibit 10.1.
ITEM 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	Resignation Agreement, dated October 14, 2011, between ITT Corporation and Steven R. Loranger

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
Date: October 20, 2011	By:	/s/ Burt M. Fealing
Burt M. Fealing
Its: Vice President and Corporate Secretary (Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Resignation Agreement, dated October 14, 2011, between ITT Corporation and Steven R. Loranger